Exhibit 15.1

April 28, 2006

Charter Communications Holdings, LLC and Subsidiaries
12405 Powerscourt Drive
St. Louis, MO 63131

Re: Form 10-Q for the Quarterly Period Ended March 31, 2006

With respect to the Form 10-Q for the quarterly period ended March 31, 2006, we acknowledge our awareness of the use therein of our report dated April 28, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

St. Louis, Missouri